Exhibit 15.7

Execution Version

PRIVATE & CONFIDENTIAL

February 11, 2019

Citibank, N.A.

HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC

Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch

JPMorgan Chase Bank, N.A.

Banco Santander, S.A.

Citibank, N.A.

HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC

Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch

JPMorgan Chase Bank, N.A.

Banco Santander, S.A.

Citibank, N.A.

as Administrative Agent

The branch of Citibank, N.A. established in the Republic of Argentina as Onshore Custody Agent

Re: Offer Telecom No. 1/2019

Dear Sirs,

Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), hereby irrevocably offers to (i) Citibank, N.A., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch, JPMorgan Chase Bank, N.A. and Banco Santander, S.A. (the “Lenders”), (ii) Citigroup Global Markets Inc., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, Dubai (DIFC) Branch, JPMorgan Chase Bank, N.A. and Banco Santander, S.A. (the “Joint Bookrunners and Lead Arrangers”) (iii) Citibank, N.A., as administrative agent (the “Administrative Agent”) and (iv) the branch of Citibank, N.A. established in the Republic of Argentina as onshore custody agent (the “Onshore Custody Agent”, and collectively with the Borrower and the Lenders, the “Parties”, and each individually, a “Party”), to enter into an amendment agreement to that certain credit agreement documented through Offer Telecom No.3/2018 from the Borrower and accepted on the same date by the Lenders, the Joint Bookrunners and Lead Arrangers, the Administrative Agent and the Onshore Custody Agent dated as of October 8, 2018 (the “Term Loan Agreement”), in the terms attached hereto as Annex I (including all exhibits and schedules thereto) (the “Offer”, and once accepted pursuant to the terms hereof, the “Amendment Agreement”).

This Offer shall be open for acceptance in writing by the Lenders, the Onshore Custody Agent and the Administrative Agent until 11:59 p.m. Buenos Aires time on February 11, 2019, unless extended in writing for an additional period of time by the

Borrower (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Upon written acceptance of the Offer on or before the Expiration Date by the Majority Lenders (as defined in the Term Loan Agreement), the Amendment Agreement shall become in full force and effect subject to the terms and conditions set forth in Annex I as if the Parties had executed and delivered the same and shall be legally binding upon, and enforceable against, each and all of the Parties, and each and all of them shall become parties to the Amendment Agreement. The Amendment Agreement shall be deemed entered into as of the date of the acceptance of Lenders, the Onshore Custody Agent and Administrative Agent.

This Offer shall be governed by, and interpreted in accordance with, the law of the State of New York (without regard to conflicts of law principles other than sections 5-1401 and 5-1402 of the New York general obligations law).

[Signature page follows]

Sincerely,

TELECOM ARGENTINA S.A.

By:	/S/ GABRIEL PABLO BLASI
Name: Gabriel Pablo Blasi
Title: Chief Financial Officer

By:	/S/ HUGO MOZZI
Name: Hugo Mozzi
Title: Attorney-in-fact – Treasury

[Signature Page to Amendment Agreement Offer Letter]

AMENDMENT AGREEMENT

among

TELECOM ARGENTINA S.A.,

as Borrower,

CITIBANK, N.A.,

as Administrative Agent,

THE BRANCH OF CITIBANK, N.A. ESTABLISHED IN THE REPUBLIC OF ARGENTINA,

as Onshore Custody Agent,

and THE LENDERS NAMED HEREIN,

as Lenders

CITIBANK, N.A.,

HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC,

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, DUBAI (DIFC) BRANCH,

JPMORGAN CHASE BANK, N.A.

and

BANCO SANTANDER, S.A.

as Joint Bookrunners and Lead Arrangers

RELATING TO A TERM LOAN AGREEMENT
DATED OCTOBER 8, 2018

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AMENDMENT AGREEMENT, dated as of February 11, 2019, by and between the Borrower, the Lenders, the Joint Bookrunners and Lead Arrangers, the Administrative Agent and the Onshore Custody Agent (the “Amendment Agreement”).

RECITALS:

WHEREAS, the Borrower, the Lenders, the Joint Bookrunners and Lead Arrangers, the Administrative Agent and the Onshore Custody Agent entered into the Term Loan Agreement dated as of October 8, 2018 (the “Term Loan Agreement”).

WHEREAS, the Borrower has requested that the Lenders and Administrative Agent agree to amend the Term Loan Agreement as hereinafter set forth, to modify the optional prepayment and mandatory prepayment provisions of the loan facility provided therein and to effect the other changes provided for in this Amendment Agreement.

WHEREAS, the Lenders and the Administrative Agent have agreed to amend certain terms of the Term Loan Agreement as hereinafter set forth and subject to and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the undertakings contained herein, the Parties hereto agree as follows:

Article I
Definitions and Principles of Construction

Section 1.01 Defined Terms.  Unless a contrary indication appears, terms defined in the Term Loan Agreement have the same meaning in this Amendment Agreement.

Section 1.02 Principles of Construction.  The principles of construction and interpretation set out in the Term Loan Agreement shall have effect as if set out in this Amendment Agreement.

Article II
Terms of the Amendment

Section 2.01    Amendment.  The Parties agree that the Term Loan Agreement shall be amended as set out in Schedule I (Amendments to the Term Loan Agreement).

Article III
Condition Precedent to Effectiveness of the Amendment

Section 3.01    Condition Precedent.  The terms of this Amendment Agreement shall become effective if on or prior to June 30, 2019 the Administrative Agent shall have received confirmation from the Borrower that it has entered into one or more credit facilities for an aggregate principal amount of at least $300,000,000 (the “Amendment Effective Date”).

Article IV
Continuing Obligations

Section 4.01 Continuing Obligations.  The Borrower hereby confirms all terms and conditions contained in the Term Loan Agreement so that the provisions of the Term Loan Agreement shall, save as amended by this Amendment Agreement, continue in full force and effect and any reference in the Term Loan Agreement shall be construed as a reference to the Term Loan Agreement as amended by this Amendment Agreement.

Article V
Miscellaneous

Section 5.01 Loan Document.  This Amendment Agreement constitutes a Loan Document and read together with the other Loan Documents constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

Section 5.02 Incorporation of Terms.  The provisions of Section 9.2 (Notices) and 9.5 (Payment of Expenses and Taxes; Indemnity) of the Term Loan Agreement shall be incorporated into this Amendment Agreement as if set out in full in this Amendment Agreement and as if references in those sections to “this Agreement” are references to this Amendment Agreement.

Section 5.03 No Waiver, Remedies Cumulative.  No (i) failure or delay on the part of any Lender in exercising any right, power or privilege hereunder or under any other Loan Document, or (ii) course of dealing between the Borrower and the Lenders, shall operate as a waiver thereof or constitute an election to affirm any of the Loan Documents; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. No waiver or election to affirm any of the Loan Documents on the part of any of the Lenders shall be effective unless in writing. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any of the Lenders would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any of the Lenders to any other or further action in any circumstances without notice or demand.

Section 5.04 Governing Law; Waiver of Jury Trial; Enforcement.

a)         THIS AMENDMENT AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO UNDER THIS AMENDMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

b)         EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AGREEMENT OR THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT

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OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AMENDMENT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

c)         The Borrower hereby irrevocably appoints the Process Agent, as its authorized agent, to accept and acknowledge on its behalf service of any and all process which may be served in any suit, action or proceeding of the nature referred to above in any New York Court. Such designation and appointment shall be irrevocable until all principal of and interest under the Loan shall have been paid in full in accordance with the provisions hereof. The Borrower covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the foregoing designations and appointments in full force and effect and to cause the Process Agent to continue to act in such capacity.

d)         The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, in connection with any legal action or proceeding arising out of or in connection with this Amendment Agreement or any other Loan Document (collectively, “Proceedings”) instituted against the Borrower in Argentina (i) the right to demand that the Lender posts a performance bond or guarantee (excepción de arraigo) and (ii) the right to challenge without cause the presiding judge or any other member of the court having jurisdiction over any such Proceedings.

Section 5.05 Counterparts.  This Amendment Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties hereto may execute this Amendment Agreement by signing any such counterpart.

Section 5.06 Severability.  If any provision of this Amendment Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Amendment Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.07 USA Patriot Act Notice.  The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (provided such act applies to the Lender), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Administrative Agent in maintaining compliance with the USA Patriot Act.

Section 5.08 Entire Agreement.  This Amendment Agreement and the other Loan Documents represent the final agreement between the Parties and may not be contradicted by

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evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. There are no unwritten agreements between the Parties.

Section 5.09 Waiver of Immunity.  To the extent that the Borrower or any of their respective properties, assets or revenues may have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its assets, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Amendment Agreement and the other Loan Documents. The foregoing waiver is intended to be effective to the fullest extent now or hereafter permitted by Applicable Law.

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Schedule I

Amendments to the Term Loan Agreement

1.         Section 1.1 (Defined Terms) of Term Loan Agreement is amended by deleting the definition of “Qualified Transaction”.

2.         Section 1.1 (Defined Terms) of the Term Loan Agreement is amended by adding the following definitions of “Loan Transaction” and “Debt Transaction” per the applicable alphabetical order:

“Debt Transaction”: means any underwritten offering or private placement of any non-Peso denominated debt securities of the Borrower in excess of $100,000,000 of Net Available Proceeds governed by a law other than the laws of Argentina with a tenor of at least three (3) years; provided that two or more underwritten offerings or private placements closing within a period of twelve (12) months shall be deemed to be a single Debt Transaction if the sum of the aggregate amount of the Net Available Proceeds of such offerings or private placements is in excess of $100,000,000 and will be subject to the mandatory prepayment obligation under Section 2.6(a).

“Loan Transaction”: means any bilateral or syndicated bank financing in excess of $100,000,000 of Net Available Proceeds.

3.         Section 1.1 (Defined Terms) of Term Loan Agreement is amended by replacing the definition of “Net Available Proceeds” in its entirety with the following:

“Net Available Proceeds”:  with respect to any Loan Transaction or Debt Transaction, the gross proceeds from such Loan Transaction or Debt Transaction, net of (i) underwriting discounts and commissions, (ii) provisions for taxes as a result of such Loan Transaction or Debt Transaction (if any), and (iii) other costs and expenses associated therewith, including legal and accountants’ fees and expenses.

4.         Section 2.5 (Optional Prepayments) of the Term Loan Agreement is amended in its entirety by replacing it with the following:

Section 2.5       Optional Prepayments.  The Borrower may, from time to time, prepay the Loans, in whole or in part, without premium or penalty (except as otherwise specified below), but without prejudice to Section 2.13, upon at least three (3) Business Days’ written notice to the Administrative Agent, specifying the date and amount of prepayment, provided that a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering, in which case such written notice may be revoked by Borrower (by written notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given (and is not revoked as set forth above), the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments shall be in a minimum aggregate principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each prepayment of principal of the Loans shall be accompanied by accrued interest on the principal amount prepaid, and prepayment of any breakage costs pursuant to Section 2.13, plus (i) in the in case of any optional prepayment from and including the Closing Date to but excluding the date that is twelve months after the Closing Date, an amount equal to the principal amount of such prepayment multiplied by 1.50%, (ii) in the case of any optional prepayment from and including the date that is twelve months after the Closing Date to but excluding the date that is six months prior to the Maturity Date, an amount equal to the principal amount of such prepayment multiplied by 1.00%, and (iii) in the case of any optional prepayment from the date that is six months prior to the Maturity Date to but excluding the Maturity Date, no prepayment premium shall be applicable; provided for the avoidance of doubt that any prepayment made from the proceeds of a Debt Transaction shall not be subject to any prepayment premium. Each prepayment pursuant to this Section 2.5(a) shall reduce the then scheduled repayments of the Loans on a pro rata basis (based on the then remaining principal amount of each such scheduled repayment of the Loans after giving effect to all prior reductions thereto).

5.         Section 2.6 (Mandatory Prepayments) of the Term Loan Agreement is amended in its entirety by replacing it with the following:

Section 2.6       Mandatory Prepayments.

(a)        Debt Transaction. No later than five (5) Business Days following the receipt by the Borrower of any Net Available Proceeds from any Debt Transaction, the Borrower shall prepay the Loans, all unpaid accrued interest thereon and any other sum then payable under this Agreement and any other Loan Document in an amount equal to 100% of such Net Available Proceeds; provided that prior to the date there are no outstanding amounts under the Bridge Facility, the first $100,000,000 of Net Available Proceeds of Debt Transactions of the Borrower shall not be subject to the mandatory prepayment obligation under this Section 2.6(a).

(b)        Loan Transaction.

(1)        Prior to the date there are no outstanding amounts under the Bridge Facility, no later than five (5) Business Days following the receipt by the Borrower of any Net Available Proceeds from any Loan Transaction, the Borrower shall prepay the Loans, all unpaid accrued interest thereon and any other sum then payable under this Agreement and any other Loan Document in an amount equal to 100% of such Net Available Proceeds (up to a maximum aggregate principal amount of $100,000,000 of Net Available Proceeds of all Loan Transactions); provided that the first $100,000,000 of Net Available Proceeds of Loan Transactions plus any amounts outstanding under the Bridge Facility shall not be subject to the mandatory prepayment obligation under this Section 2.6(b)(1).

(2)        Beginning on the date there are no outstanding amounts under the Bridge Facility, no later than five (5) Business Days following the receipt by the Borrower of any Net Available Proceeds from any Loan Transaction, the Borrower shall prepay the Loans, all unpaid accrued interest thereon and any other sum then payable under this Agreement and any other Loan Document in an amount equal to 100% of such Net Available Proceeds (up to a maximum aggregate principal amount of $100,000,000 of Net Available Proceeds of all Loan Transactions); provided that the first $100,000,000 of Net

Available Proceeds of Loan Transactions shall not be subject to the mandatory prepayment obligation under this Section 2.6(b)(2).

(c)        Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall notify the Administrative Agent in writing as soon as possible before, and in any event promptly upon, the occurrence of such an event.  Upon receipt of notice of a Change of Control, the Administrative Agent shall promptly provide a copy of such notice to the Lenders. Each Lender shall promptly notify the Administrative Agent in writing if it intends to cancel its Commitment, and upon receipt of notice from any Lender that it intends to cancel its Commitments, the Administrative Agent shall by not less than five (5) Business Days prior notice to the Borrower, require the Borrower to prepay such Lender’s Loan, together with all unpaid accrued interest thereon and any other sum then payable under this Agreement and any other Loan Document in relation to such Lender’s Loan.

(d)        General. If the Borrower is required to make a prepayment of Loans in accordance with Section 2.6 (a) or (b), it shall give the Administrative Agent written notice of the occurrence of any event described in Section 2.6 (a) or (b), as applicable, not later than 11:00 a.m. (New York City time) of the third Business Day prior to the date of expected receipt of the Net Available Proceeds. Each such notice shall specify the date and the amount that is subject to prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and, if applicable of the amount of Net Available Proceeds.  The prepayments required in Section 2.6 shall be due and payable on the date set forth in each such clause.  Each prepayment shall be accompanied by all accrued interest on the amount prepaid and any amounts owing under Section 2.13, if any.  Any amounts prepaid pursuant to this Section 2.6 may not be reborrowed.  Each prepayment of the outstanding Loans pursuant to this Section 2.6 shall be paid to the Lenders in accordance with their respective pro rata share of the Commitments.

6.         Section 2.16(a) (Check) of the Term Loan Agreement is amended in its entirety by replacing it with the following:

(a)        The Borrower’s obligation to pay the principal of, and interest on, the Loans made by any Lender shall also be evidenced by a deferred payment check for deposit (cheque de pago diferido no a la orden y cruzado), substantially in the form of Exhibit D hereto, issued in Pesos against the Check Account in accordance with Section 54 of Law No. 24,452, as amended and supplemented from time to time (the “Argentine Check Law”), and registered in accordance with Section 55 of the Argentine Check Law (a “Check”), duly executed on the Borrowing Date in favor of the Administrative Agent and delivered to the Onshore Custody Agent, in respect of the Loans and payable in each case on or prior to the last date of the relevant Interest Period.  The Check shall be for an amount in Pesos equal to (a) the aggregate outstanding principal amount on the Loans on the date of issuance of such Check and the interest amount due on the next interest payment date, converted at the Exchange Rate on the Business Day prior to its issuance, plus (b) 15% of such principal amount to cover foreign exchange variation, and (ii) issued against the Check Account or any other bank mutually acceptable to Borrower and Administrative Agent (acting on the instructions of the Majority Lenders).

7.         Section 6.1(d) (Breach of Check Replacement) of the Term Loan Agreement is amended in its entirety by replacing it with the following:

(d)        Breach of Check Replacement. The Borrower does not replace and deliver any Check as provided in Section 2.16(b) within five (5) Business Days of the due date of such Check.